Exhibit 99.1

First Western Reports First Quarter 2021 Financial Results

First Quarter 2021 Summary

●	Net income available to common shareholders of $6.0 million in Q1 2021, compared to $4.9 million in Q4 2020 and $1.3 million in Q1 2020
●	Diluted EPS of $0.74 in Q1 2021, compared to $0.61 in Q4 2020 and $0.17 in Q1 2020
●	Gross revenue(1) of $23.7 million in Q1 2021, compared to $23.4 million in Q4 2020 and $16.7 million in Q1 2020
●	Total assets of $2.21 billion, up 48.2% annualized from Q4 2020 and 63.4% from Q1 2020
●	Return on average assets of 1.16%, compared to 0.99% for the fourth quarter of 2020
●	Return on average shareholders’ equity of 14.95%, compared to 12.62% for the fourth quarter of 2020
●	Return on tangible common equity(1) of 17.49%, compared to 14.92% for the fourth quarter of 2020

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Denver, Colo., April 22, 2021 – First Western Financial, Inc., (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the first quarter ended March 31, 2021.

Net income available to common shareholders was $6.0 million, or $0.74 per diluted share, for the first quarter of 2021. This compares to $4.9 million, or $0.61 per diluted share, for the fourth quarter of 2020, and $1.3 million, or $0.17 per diluted share, for the first quarter of 2020.

Scott C. Wylie, CEO of First Western, commented, “Our first quarter results reflect the continuation of our improved profitability, as our earnings per share increased more than 300% over the first quarter of last year and our return on tangible common equity exceeded 17%. Our new business development activity remains very strong and new client relationships helped drive a 12% increase in total deposits during the first quarter. While the strong deposit inflows are creating excess liquidity in the short-term that impacts our net interest margin, we believe we are well positioned to generate higher revenue in the future as these funds are redeployed into higher yielding earning assets or transferred into investment management accounts where they will generate fee income.

“During the first quarter, we resolved the processing constraints that limited our mortgage production late in 2020. We were able to capitalize on continued strong demand and more than double our net gain on mortgage loans compared to the first quarter of last year. Given the population growth and strong housing trends in our markets, we expect the mortgage segment to continue making a significant contribution to our overall profitability.

“We spent the first quarter rebuilding our loan pipeline following the strong production we had to end 2020, as well as helping clients access the second round of funding through the Paycheck Protection Program. Despite the smaller pipeline to begin the year that impacted new loan production, our average loan balances, including mortgage loans held for sale, were still up more than 21% on an annualized basis in the first quarter. With our loan pipeline growing and commercial clients becoming more confident in a stronger economic recovery, we anticipate seeing a higher level of loan production and loan growth as we move through the year. This should lead to further increases in our level of profitability as we redeploy our excess liquidity and realize additional operating leverage,” said Mr. Wylie.

	For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2021	2020	2020
Earnings Summary
Net interest income	$13,053	$13,457	$8,931
Less: provision for loan losses	—	695	367
Total non-interest income	10,615	9,954	7,767
Total non-interest expense	15,629	15,614	14,647
Income before income taxes	8,039	7,102	1,684
Income tax expense	2,040	2,228	350
Net income available to common shareholders	5,999	4,874	1,334
Adjusted net income available to common shareholders(1)	5,999	4,874	1,772
Basic earnings per common share	0.76	0.61	0.17
Adjusted basic earnings per common share(1)	0.76	0.61	0.23
Diluted earnings per common share	0.74	0.61	0.17
Adjusted diluted earnings per common share(1)	$0.74	$0.61	$0.22

Return on average assets (annualized)	1.16%	0.99%	0.43%
Adjusted return on average assets (annualized)(1)	1.16	0.99	0.57
Return on average shareholders' equity (annualized)	14.95	12.62	4.09
Adjusted return on average shareholders' equity (annualized)(1)	14.95	12.62	5.43
Return on tangible common equity (annualized)(1)	17.49	14.92	5.03
Adjusted return on tangible common equity (annualized)(1)	17.49	14.92	6.69
Net interest margin	2.90	3.07	3.14
Efficiency ratio(1)	66.02%	66.62%	84.39%

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Operating Results for the First Quarter 2021

Revenue

Gross revenue (1) was $23.7 million for the first quarter of 2021, compared to $23.4 million for the fourth quarter of 2020. The increase in revenue was driven by a $0.7 million increase in non-interest income, primarily due to a higher net gain on mortgage loans resulting from increased mortgage activity.

Relative to the first quarter of 2020, gross revenue increased $7.0 million from $16.7 million, or 41.7%. The increase in revenue was primarily due to a $4.1 million increase in net interest income driven by growth in interest earning assets, as well as higher mortgage segment activity.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Net Interest Income

Net interest income for the first quarter of 2021 was $13.1 million, a decrease of 3.0% from $13.5 million in the fourth quarter of 2020. The decrease in net interest income was primarily driven by a $0.2 million decrease in interest and loan fees recognized on Paycheck Protection Program (“PPP”), as well as the reduction in number of days of interest accruals in the first quarter of 2021 compared to the fourth quarter of 2020.

Relative to the first quarter of 2020, net interest income increased 46.2% from $8.9 million. The year-over-year increase in net interest income was due primarily to growth in average loans and the impact of PPP loan income.

Net Interest Margin

Net interest margin for the first quarter of 2021 decreased to 2.90% from 3.07% in the fourth quarter of 2020. Net interest margin was negatively impacted by a more liquid balance sheet mix resulting from continued strong deposit growth, which resulted in lower interest earning asset yields. On a net basis, the PPP program also negatively impacted net interest margin by 6 basis points. This was driven by amortization of SBA fee income and deferred loan origination expense of $0.5 million and interest income from PPP loans of $0.3 million. The impact from the PPP program was offset by an increase of 8 basis points relating to the impact of purchase accretion from the 2020 branch acquisition.

The cost of interest-bearing deposits decreased to 0.33% in the first quarter of 2021, from 0.37% in the fourth quarter of 2020, while the yield on interest-earning assets decreased to 3.22% in the first quarter of 2021, from 3.41% in the fourth quarter of 2020. The decline during the period was primarily due to a decrease in loan fees recognized on PPP loans, a more liquid balance sheet mix resulting from continued strong deposit growth, and two fewer days of interest accruals in the first quarter.

Relative to the first quarter of 2020, the net interest margin decreased from 3.14%, primarily due to an 82 basis point reduction in average yields on interest earning assets resulting from lower market rates and a more liquid mix of earning assets.

Non-interest Income

Non-interest income for the first quarter of 2021 was $10.6 million, an increase of 6.6% from $10.0 million in the fourth quarter of 2020. This was primarily due to an increase in realized net margins on sold loans from the fourth quarter 2020 to the first quarter 2021, offset by a decrease in the net margin on the unrealized portfolio. Mortgage origination volume increased $77.8 million in the first quarter 2021 compared to the fourth quarter 2020 contributing additional interest income and origination fee income of $0.5 million which was offset by $1.0 million in commission and other variable expenses associated with the increased volume. The Company originated $490.8 million of mortgage loans for sale during the quarter, compared to $414.5 million the previous quarter, an increase of $76.3 million. Excluding the fee revenue in the fourth quarter of 2020 generated by the LA Fixed Income team that was sold in November 2020, Trust and Investment Management fees increased $0.1 million, or 1.9% during the first quarter of 2021.

Relative to the first quarter of 2020, non-interest income increased 36.7% from $7.8 million. The increase was attributable to a $2.7 million increase in net gain on mortgage loans, primarily related to an increase in the volume of mortgage originations quarter-over-quarter.

Non-interest Expense

Non-interest expense for the first quarter of 2021 was flat from the fourth quarter of 2020 at $15.6 million. First quarter non-interest expense reflects lower salaries and benefits expense resulting from $1.0 million in loan origination expenses related to PPP loans that were deferred in the period and will be amortized through net interest income over the expected 60-month life of the loans, if not earlier, as the borrowers are granted forgiveness. The resulting increase in compensation expense is primarily due to increased mortgage expenses resulting from higher mortgage originations and increased seasonal tax and benefits expenses.

Non-interest expense increased 6.7% from $14.6 million in the first quarter of 2020. The increase was primarily due to higher salaries and employee benefits expense and increased data processing costs resulting from the increase in total assets added through the branch purchase and through organic growth of the balance sheet.

The Company’s efficiency ratio(1) was 66.0% in the first quarter of 2021, compared with 66.6% in the fourth quarter of 2020 and 84.4% in the first quarter of 2020.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Income Taxes

The Company recorded income tax expense of $2.0 million for the first quarter of 2021, representing an effective tax rate of 25.4%, compared to 31.4% for the fourth quarter of 2020. The decrease in effective tax rate in the first quarter of 2021 was primarily attributable to an increase in the fourth quarter 2020 effective tax rate as a result of additional expense related to recording a valuation allowance of $0.4 million on our net operating loss with the State of California following the sale of our LA fixed income team.

Loan Portfolio

Total loans, including mortgage loans held for sale, were $1.72 billion as of March 31, 2021, an increase of $27.4 million, or 1.6% from the end of the prior quarter and an increase of $616.8 million, or 55.7% from March 31, 2020.

Total loans held for investment, were $1.55 billion as of March 31, 2021, an increase of 0.8% from $1.53 billion as of December 31, 2020, and an increase of 48.4% from $1.04 billion as of March 31, 2020. The increase in total loans held for investment from December 31, 2020 was primarily due to growth in the non-owner occupied commercial real estate portfolio.

PPP loans were $190.5 million as of March 31, 2021, an increase of 33.3% from $142.9 million as of December 31, 2020. In the first quarter of 2021, the Company originated $78.9 million in PPP loans. As of March 31, 2021, the Company has submitted loan forgiveness applications to the Small Business Administration (“SBA”) on behalf of clients for $155.1 million and received forgiveness and funds remitted in the amount of $84.7 million from the SBA. As of March 31, 2021, there was $3.1 million remaining in net fees to be recognized upon forgiveness or repayment.

Deposits

Total deposits were $1.81 billion as of March 31, 2021, compared to $1.62 billion as of December 31, 2020, and $1.18 billion as of March 31, 2020. The increase in total deposits from December 31, 2020 was attributable to an increase in non-interest bearing deposits and money market deposits.

Average total deposits for the first quarter of 2021 increased $143.3 million, or 36.3% annualized, from the fourth quarter of 2020 and $636.2 million, or 58.7%, from the first quarter of 2020. The increase was primarily attributable to an increase in non-interest bearing and money market deposits resulting from inflows from large commercial depositors and higher deposit balances across the Company’s clientele due to the improving economic and business environment.

Borrowings

Federal Home Loan Bank (“FHLB”) and Federal Reserve borrowings were $198.0 million as of March 31, 2021, an increase of $48.5 million from $149.6 million as of December 31, 2020, and an increase of $188.0 million from $10.0 million as of March 31, 2020. The increase from March 31, 2020 and from December 31, 2020 is attributable to the participation in the Paycheck Protection Program Loan Facility (“PPPLF”) from the Federal Reserve. Borrowing from this facility is expected to match the balances of the PPP loans and the resulting net increase in PPP loans drove the increase to the PPPLF balance.

Assets Under Management

Total assets under management (“AUM”) increased by $230.3 million during the first quarter to $6.49 billion as of March 31, 2021, compared to $6.26 billion as of December 31, 2020, and $5.64 billion as of March 31, 2020. The increase was primarily attributable to contributions to existing accounts and new accounts, as well as improving market conditions resulting in an increase in the value of assets under management balances.

Credit Quality

Non-performing assets totaled $4.0 million, or 0.18% of total assets, as of March 31, 2021, compared with $4.3 million, or 0.22% of total assets, as of December 31, 2020 and $11.1 million, or 0.82% of total assets, as of March 31, 2020. The decline in non-performing assets from the prior quarter was due to continued pay downs on outstanding balances, as well as the sale of the remaining other real estate owned property in the quarter.

The Company did not record a provision for loan losses in the first quarter of 2021, compared to a provision of $0.4 million in the first quarter of 2020 and $0.7 million in the fourth quarter of 2020. The lower provision was the result of continued strong credit quality in the portfolio and continued pay downs on substandard loans. During 2020, the Company had implemented a loan modification program to assist its clients experiencing financial stress resulting from the economic impacts caused by the global pandemic. As of January 25, 2021, all borrowers were out of their deferral period and all are performing.

Capital

As of March 31, 2021, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. As of March 31, 2021, the Bank was classified as “well capitalized,” as summarized in the following table:

March 31,
2021
Consolidated Capital
Tier 1 capital to risk-weighted assets	10.31%
Common Equity Tier 1 ("CET1") to risk-weighted assets	10.31
Total capital to risk-weighted assets	13.11
Tier 1 capital to average assets	7.35

Bank Capital
Tier 1 capital to risk-weighted assets	10.60
CET1 to risk-weighted assets	10.60
Total capital to risk-weighted assets	11.57
Tier 1 capital to average assets	7.53%

Book value per common share increased 24.8% from $16.26 as of March 31, 2020 to $20.29 as of March 31, 2021, and was up 4.1% from $19.49 as of December 31, 2020.

Tangible book value per common share (1) increased 28.8% from $13.39 as of March 31, 2020 to $17.24 as of March 31, 2021, and was up 4.9% from $16.44 as of December 31, 2020.

The Company did not repurchase any shares of its common stock during the first quarter of 2021 under its stock repurchase program, which authorized the repurchase of up to 400,000 shares of its common stock. As of March 31, 2021, the Company had up to 399,574 shares remaining under the current stock repurchase authorization.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Conference Call, Webcast and Slide Presentation

The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, April 23, 2021. The call can be accessed via telephone at 877-405-1628. A recorded replay will be accessible through April 30, 2021 by dialing 855-859-2056; passcode 5491494.

A slide presentation relating to the first quarter 2021 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.

About First Western

First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming and California. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” “Gross Revenue,” “Allowance to Bank Originated Loans Excluding PPP,” “Adjusted Net Income Available to Common Shareholders,” “Adjusted Earnings Per Share,” “Adjusted Diluted Earnings Per Share,” “Adjusted Return on Average Assets,” “Adjusted Return on Average Shareholders’ Equity,” and “Adjusted Return on Tangible Common Equity”. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the COVID-19 pandemic and its effects; integration risks in connection with acquisitions; the risk of geographic concentration in Colorado, Arizona, Wyoming and California; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for loan losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 12, 2021 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Financial Profiles, Inc.

Tony Rossi

310-622-8221

MYFW@finprofiles.com

IR@myfw.com

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	Three Months Ended
	March 31,	December 31,		March 31,
(Dollars in thousands, except per share amounts)	2021	2020		2020
Interest and dividend income:
Loans, including fees	$14,212	$14,656		$11,002
Investment securities	196	186		295
Federal funds sold and other	91	100		215
Total interest and dividend income	14,499	14,942		11,512

Interest expense:
Deposits	974	1,015		2,393
Other borrowed funds	472	470		188
Total interest expense	1,446	1,485		2,581
Net interest income	13,053	13,457		8,931
Less: provision for loan losses	—	695		367
Net interest income, after provision for loan losses	13,053	12,762		8,564

Non-interest income:
Trust and investment management fees	4,847	4,868		4,731
Net gain on mortgage loans	5,196	4,318		2,481
Bank fees	373	391		368
Risk management and insurance fees	51	287		96
Income on company-owned life insurance	88	90		91
Other	60	—		—
Total non-interest income	10,615	9,954		7,767
Total income before non-interest expense	23,668	22,716		16,331

Non-interest expense:
Salaries and employee benefits	9,861	9,401		8,482
Occupancy and equipment	1,409	1,435		1,440
Professional services	1,279	1,493		1,023
Technology and information systems	942	1,041		969
Data processing	1,015	1,078		847
Marketing	321	415		415
Amortization of other intangible assets	4	4		2
Net loss on assets held for sale	—	—		553
Provision on other real estate owned	—	76		—
Other	798	671	(1)	916
Total non-interest expense	15,629	15,614		14,647
Income before income taxes	8,039	7,102		1,684
Income tax expense	2,040	2,228		350
Net income available to common shareholders	$5,999	$4,874		$1,334
Earnings per common share:
Basic	$0.76	$0.61		$0.17
Diluted	$0.74	$0.61		$0.17

(1) Includes a $62 thousand gain on sale of the LA fixed income team.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2021	2020	2020
ASSETS
Cash and cash equivalents:
Cash and due from banks	$2,295	$2,405	$4,076
Interest-bearing deposits in other financial institutions	373,641	153,584	114,438
Total cash and cash equivalents	375,936	155,989	118,514

Available-for-sale securities, at fair value	30,843	36,666	52,500
Correspondent bank stock, at cost	2,576	2,552	1,158
Mortgage loans held for sale	176,644	161,843	64,120
Loans, net of allowance of $12,539, $12,539 and $8,242	1,531,387	1,520,294	1,035,709
Premises and equipment, net	5,778	5,320	5,148
Accrued interest receivable	6,852	6,618	3,107
Accounts receivable	10,175	4,865	4,669
Other receivables	3,254	1,422	1,058
Other real estate owned, net	—	194	658
Goodwill and other intangible assets, net	24,254	24,258	19,712
Deferred tax assets, net	6,073	6,056	5,036
Company-owned life insurance	15,537	15,449	15,177
Other assets	22,269	32,129	24,297
Assets held for sale	—	—	3,000
Total assets	$2,211,578	$1,973,655	$1,353,863

LIABILITIES
Deposits:
Noninterest-bearing	$593,388	$481,457	$270,604
Interest-bearing	1,214,437	1,138,453	907,846
Total deposits	1,807,825	1,619,910	1,178,450
Borrowings:
FHLB and Federal Reserve borrowings	198,041	149,563	10,000
Subordinated notes	24,248	24,291	14,459
Accrued interest payable	612	453	417
Other liabilities	19,413	24,476	21,708
Liabilities held for sale	—	—	126
Total liabilities	2,050,139	1,818,693	1,225,160

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	161,439	154,962	128,703
Total liabilities and shareholders’ equity	$2,211,578	$1,973,655	$1,353,863

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2021	2020	2020
Loan Portfolio
Cash, Securities and Other(1)	$363,155	$357,020	$147,157
Construction and Development	110,024	131,111	25,461
1-4 Family Residential	452,591	455,038	412,306
Non-Owner Occupied CRE	317,457	281,943	192,350
Owner Occupied CRE	161,787	163,042	121,138
Commercial and Industrial	141,770	146,031	144,066
Total loans held for investment	1,546,784	1,534,185	1,042,478
Deferred (fees) costs and unamortized premiums/(unaccreted discounts), net	(2,858)	(1,352)	1,473
Gross loans	$1,543,926	$1,532,833	$1,043,951
Mortgage loans held for sale	$176,644	$161,843	$64,120

Deposit Portfolio
Money market deposit accounts	$918,940	$847,430	$671,641
Time deposits	157,072	172,682	150,190
Negotiable order of withdrawal accounts	130,540	113,052	82,092
Savings accounts	7,885	5,289	3,923
Total interest-bearing deposits	1,214,437	1,138,453	907,846
Noninterest-bearing accounts	593,388	481,457	270,604
Total deposits	$1,807,825	$1,619,910	$1,178,450

(1) Includes PPP loans.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2021	2020	2020
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$213,577	$194,179	$68,035
Available-for-sale securities	31,935	37,512	55,208
Loans	1,554,990	1,522,947	1,016,148
Interest-earning assets	1,800,502	1,754,638	1,139,391
Mortgage loans held for sale	175,891	120,554	37,798
Total interest-earning assets, plus mortgage loans held for sale	1,976,393	1,875,192	1,177,189
Allowance for loan losses	(12,541)	(12,077)	(8,010)
Noninterest-earning assets	100,415	103,961	84,054
Total assets	$2,064,267	$1,967,076	$1,253,233

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$1,163,010	$1,094,317	$830,736
FHLB and Federal Reserve borrowings	137,626	192,448	10,495
Subordinated notes	24,259	18,443	7,854
Total interest-bearing liabilities	1,324,895	1,305,208	849,085
Noninterest-bearing liabilities:
Noninterest-bearing deposits	557,707	483,115	253,813
Other liabilities	21,151	24,311	19,874
Total noninterest-bearing liabilities	578,858	507,426	273,687
Total shareholders’ equity	160,514	154,442	130,461
Total liabilities and shareholders’ equity	$2,064,267	$1,967,076	$1,253,233

Yields (annualized)
Interest-bearing deposits in other financial institutions	0.17%	0.21%	1.26%
Available-for-sale securities	2.45	1.98	2.14
Loans	3.66	3.85	4.33
Interest-earning assets	3.22	3.41	4.04
Mortgage loans held for sale	2.62	2.88	3.45
Total interest-earning assets, plus mortgage loans held for sale	3.17	3.37	4.02
Interest-bearing deposits	0.33	0.37	1.15
FHLB and Federal Reserve borrowings	0.38	0.42	1.95
Subordinated notes	5.61	5.86	6.97
Total interest-bearing liabilities	0.44	0.46	1.22
Net interest margin	2.90	3.07	3.14
Net interest rate spread	2.78%	2.95%	2.83%

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of and for the Three Months Ended
	March 31,		December 31,		March 31,
(Dollars in thousands, except share and per share amounts)	2021		2020		2020
Asset Quality
Non-performing loans	$4,021		$4,058		$10,451
Non-performing assets	4,021		4,252		11,109
Net charge-offs	$—		$1		$—
Non-performing loans to total loans	0.26%		0.26%		1.00%
Non-performing assets to total assets	0.18		0.22		0.82
Allowance for loan losses to non-performing loans	311.84		308.99		78.86
Allowance for loan losses to total loans	0.81		0.82		0.79
Allowance for loan losses to bank originated loans excluding PPP(1)	1.01		0.98		0.79
Net charge-offs to average loans	0.00	% (2)	0.00	% (2)	—%

Assets Under Management	$6,485,647		$6,255,336		$5,636,500

Market Data
Book value per share at period end	20.29		19.49		16.26
Tangible book value per common share(1)	$17.24		$16.44		$13.39
Weighted average outstanding shares, basic	7,935,664		7,930,854		7,863,564
Weighted average outstanding shares, diluted	8,098,680		8,015,780		7,930,611
Shares outstanding at period end	7,957,900		7,951,773		7,917,489

Consolidated Capital
Tier 1 capital to risk-weighted assets	10.31%		9.96%		10.96%
CET1 to risk-weighted assets	10.31		9.96		10.96
Total capital to risk-weighted assets	13.11		12.80		13.31
Tier 1 capital to average assets	7.35		7.45		8.81

Bank Capital
Tier 1 capital to risk-weighted assets	10.60		10.22		10.35
CET1 to risk-weighted assets	10.60		10.22		10.35
Total capital to risk-weighted assets	11.57		11.20		11.23
Tier 1 capital to average assets	7.53%		7.62%		8.33%

(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

(2) Value results in an immaterial amount.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

Reconciliations of Non-GAAP Financial Measures

	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except share and per share amounts)	2021	2020	2020
Tangible Common
Total shareholders' equity	$161,439	$154,962	$128,703
Less: goodwill and other intangibles, net	24,254	24,258	19,712
Less: intangibles held for sale(1)	—	—	3,000
Tangible common equity	$137,185	$130,704	$105,991

Common shares outstanding, end of period	7,957,900	7,951,773	7,917,489
Tangible common book value per share	$17.24	$16.44	$13.39

Net income available to common shareholders	$5,999	$4,874	$1,334
Return on tangible common equity (annualized)	17.49%	14.92%	5.03%

Efficiency
Non-interest expense	$15,629	$15,614	$14,647
Less: amortization	4	4	2
Less: provision on other real estate owned	—	76	—
Less: loss on assets held for sale	—	—	553
Plus: gain on sale of LA fixed income team	—	(62)	—
Adjusted non-interest expense	$15,625	$15,596	$14,092

Net interest income	$13,053	$13,457	$8,931
Non-interest income	10,615	9,954	7,767
Total income	$23,668	$23,411	$16,698
Efficiency ratio	66.02%	66.62%	84.39%

Gross Revenue
Total income before non-interest expense	$23,668	$22,716	$16,331
Plus: provision for loan losses	—	695	367
Gross revenue	$23,668	$23,411	$16,698

Allowance to Bank Originated Loans Excluding PPP
Total loans held for investment	$1,546,784	$1,534,185	$1,042,478
Less: loans acquired	120,839	127,233	—
Less: bank originated PPP loans	183,005	130,019	—
Bank originated loans excluding PPP	$1,242,940	$1,276,933	$1,042,478

Allowance for loan losses	$12,539	$12,539	$8,242
Allowance for loan losses to bank originated loans excluding PPP	1.01%	0.98%	0.79%

(1)	Represents only the intangible portion of Assets held for sale.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except share and per share data)	2021	2020	2020
Adjusted Net Income Available to Common Shareholders
Net income available to common shareholders	$5,999	$4,874	$1,334
Plus: loss on intangibles held for sale, net of tax impact	—	—	438
Adjusted net income available to shareholders	$5,999	$4,874	$1,772

Adjusted Basic Earnings Per Share
Basic earnings per share	$0.76	$0.61	$0.17
Plus: loss on intangibles held for sale	—	—	0.06
Adjusted basic earnings per share	$0.76	$0.61	$0.23

Adjusted Diluted Earnings Per Share
Diluted earnings per share	$0.74	$0.61	$0.17
Plus: loss on intangibles held for sale	—	—	0.05
Adjusted diluted earnings per share	$0.74	$0.61	$0.22

Adjusted Return on Average Assets (annualized)
Return on average assets	1.16%	0.99%	0.43%
Plus: loss on intangibles held for sale	—	—	0.14
Adjusted return on average assets	1.16%	0.99%	0.57%

Adjusted Return on Average Shareholders' Equity (annualized)
Return on average shareholders' equity	14.95%	12.62%	4.09%
Plus: loss on intangibles held for sale	—	—	1.34
Adjusted return on average shareholders' equity	14.95%	12.62%	5.43%

Adjusted Return on Tangible Common Equity (annualized)
Return on tangible common equity	17.49%	14.92%	5.03%
Plus: loss on intangibles held for sale	—	—	1.66
Adjusted return on tangible common equity	17.49%	14.92%	6.69%